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                                                                    EXHIBIT 99.1



[VERSO TECHNOLOGIES LOGO]


FEBRUARY 26, 2004

VERSO REPORTS FOURTH QUARTER 2003 RESULTS

ATLANTA -- (FEBRUARY 26, 2004) -- Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company, today announced its financial results for the fourth quarter of 2003.

The company reported revenue for the fourth quarter of 2003 of $15.3 million, which is within the estimated revenue range of $14.5 million and $15.5 million provided in the company's press release dated January 8, 2004. Gross profit was $6.7 million, or 44% of sales. For the fourth quarter, the operating loss from continuing operations was $5.3 million and the EBITDA from continuing operations (defined as net loss excluding discontinued operations before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation) was a loss of $3.1 million. Loss from continuing operations and net loss was $5.2 million, a loss of $.04 per share.

Revenue for the fourth quarter of 2003 was $15.3 million, which compares to $15.3 million for the third quarter of 2003. As compared to the previous quarter, the fourth quarter of 2003 reflects a decline of $1.3 million in the carrier segment and a net increase in the enterprise segment of $1.3 million reflecting the revenue from the acquisition of MCK Communications, Inc. of $2.7 million. The MCK acquisition was closed on September 26, 2003. Revenue for the fourth quarter of 2002 was $10.7 million, which does not include revenues from the company's acquisition of substantially all the business assets of Clarent Corporation in the first quarter of 2003, or of MCK.

Gross profit in the quarter was $6.7 million, or 44% of sales, compared to $9.0 million, or 58%, for the third quarter of 2003 and $6.6 million, or 61% for the fourth quarter of 2002. Gross margin was impacted by the revenue shortfall, mix of hardware versus software product sales and inventory adjustments. The lower revenue base reduced the gross margin percentage, as the department costs (which are not variable with revenue) represented a higher percentage of costs. The product mix had a higher than usual hardware proportion in the fourth quarter primarily due to one significant and strategic carrier deal; in this transaction, a current customer upgraded all of its legacy gateway hardware to Verso's softswitches. The inventory adjustments related primarily to inventory obsolescence reserves, which were impacted by the revenue and related inventory usage decline as well as other items. Going forward, the company expects gross margins to return to the 53% to 57% range, which is closer to the historical range, as adjusted for MCK's impact.

Total operating expenses for the fourth quarter were $12.0 million compared to $20.2 million for the third quarter of 2003 and $6.8 million for the fourth quarter of 2002. The third quarter of 2003 included a one-time charge for the write-down of goodwill associated with the acquisition of MCK of $10.9 million. The fourth quarter included the operating expenses for MCK.

EBITDA from continuing operations was a loss of $3.1 million. This compares to EBITDA from continuing operations for the third quarter of a loss of $9.9 million, and income of $1.2 million for the fourth quarter of 2002. Excluding the write-down of goodwill of $10.9 million in the third quarter, EBITDA from continuing operations would have been $1.0 million.

The company had a loss from continuing operations and net loss of $5.2 million, or $0.04 per share for the fourth quarter. In the third quarter of 2003, the company had a loss from continuing operations and a net loss $11.6 million, or $0.12 per share. In the fourth quarter of 2002, Verso posted income from continuing operations and net income of $82,000 or $0.00 per share.


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As of December 31, 2003, the company had total cash (cash and cash equivalents plus restricted cash) of $9.9 million. This compares to $12.2 million in the third quarter of 2003. Working capital at December 31, 2003 was $12.7 million, compared to $15.0 million at the end of the third quarter. The current portion of notes payable was $347,000 at December 31, 2003 compared to $4.2 million at September 30, 2003. These notes were repaid through proceeds from the exercise of warrants and options, which generated $4.0 million for the company during the quarter. The $10 million line of credit with Silicon Valley has not been used. As announced on February 25, the company closed on a private placement of 9.8 million shares of its common stock and warrants to purchase 2.5 million shares of its common stock for an aggregate purchase price of $17.7 million, or $1.80 per share. The warrants issued in connection with the private placement are exercisable for a period of seven years and at an exercise price of $2.30 per share. The company expects to realize approximately $16.25 million, net of expenses.

The company announced on February 23, that it launched an aggressive plan to grow its revenue. This plan included the hiring of three senior executives, including Gary Heck, President and Chief Operating Officer, Ray Potts, Senior Vice President of Sales and Jim McKenna, Chief Technology Officer. In addition, the company plans to increase sales and marketing personnel by 40% by mid-year and increase expenditures on the marketing programs by 100% from 2003 to 2004. In addition, the company will add resources in the area of research and development.

"We believe the market opportunity for Verso has never been greater," said Steve Odom, Verso's chairman and chief executive officer. "We are confident our products can be successful in the space. To take full advantage of our position, we have accelerated our growth plans to add new infrastructure, sales and sales support talent and broaden marketing programs. We believe these investments should produce meaningful results beginning in the third quarter."

Verso will hold a conference call today at 5:00 p.m. ET to discuss the company's fourth quarter results. Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the Verso website, www.verso.com, or at www.streetevents.com. To listen to the call, please go to the website at least 15 minutes early to download and install any necessary audio software. For those who are unable to listen to the live broadcast, the webcast will be archived on the investor section of Verso's website for 30 days. A telephone replay of the call will be available from 8:30 p.m. ET on February 26, 2004 through 11:59 p.m. on March 4, 2004 at (800) 475-6701 for domestic callers and (320) 365-3844 for international callers, the passcode is 721784.

ABOUT VERSO TECHNOLOGIES
Verso is a leading provider of next generation communication solutions for carriers and enterprises that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 130 countries around the world. For more information, contact Verso at www.verso.com or call 678.589.3500.

EARNINGS MEASUREMENT QUALITY
EBITDA from continuing operations, with and without the write-down of goodwill, as presented in this press release is not a measure of performance under generally accepted accounting principles and is not calculated identically by all companies. Therefore, the presentation in this press release may not be comparable to those disclosed by other companies. The company utilizes EBITDA from continuing operations (defined as net loss excluding discontinued operations before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation), with and without the write-down of goodwill, as a measure of performance because it believes that it is a useful adjunct to net income and other GAAP measurements because it is a reasonable measure of a company's performance. Items such as depreciation and amortization are more appropriately associated with the historical operations of the business, i.e., existing asset base and the implications of purchase accounting for acquisitions. Interest expense is associated primarily with the company's financing decisions,



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rather than current operations. The company believes that EBITDA from continuing operations, with and without the write-down of goodwill, provides investors with an indication of the cash produced from the company's operations.

FORWARD LOOKING STATEMENTS
Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words - "believe", "expect", "anticipate", "intend", "will", and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

INVESTOR CONTACT:
Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
678-589-3579
Monish.Bahl@verso.com

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                            VERSO TECHNOLOGIES, INC.
                                   (UNAUDITED)
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                FOR THE THREE MONTHS               FOR THE TWELVE MONTHS
                                                                  ENDED DECEMBER 31,                  ENDED DECEMBER 31,
                                                               2003              2002               2003               2002
                                                            -------------    -------------     --------------      -------------
Revenue                                                     $      15,328    $      10,721      $      59,498      $      44,798
Cost of Revenue                                                     8,616            4,147             26,724             18,449
                                                            -------------    -------------      -------------      -------------
    Gross profit                                                    6,712            6,574             32,774             26,349

Operating expenses:
  General & administrative                                          4,194            2,727             14,340             11,151
  Sales and marketing                                               3,149            1,573              9,642              6,835
  Research and development                                          2,969            1,281              9,630              5,874
  Depreciation                                                        838              644              2,900              2,730
  Amortization of intangibles                                         629              144              1,317                592
  Amortization of deferred compensation                               193              253                780              1,173
  Write-down of goodwill                                               --               --             10,930                 --
  Reorganization costs                                                 --              193                425                324
                                                            -------------    -------------      -------------      -------------
    Total operating expenses                                       11,972            6,815             49,964             28,679

                                                            -------------    -------------      -------------      -------------
       Operating loss from continuing operations                   (5,260)            (241)           (17,190)            (2,330)
                                                            -------------    -------------      -------------      -------------

Other income (expense), net:

  Other income                                                        320              428                338                881

  Equity in income (loss) of investment                               134               (5)                73                 (5)

  Interest expense, net                                              (359)            (300)            (1,508)            (1,141)
                                                            -------------    -------------      -------------      -------------
Other income (expense), net:                                           95              123             (1,097)              (265)
                                                            -------------    -------------      -------------      -------------

Loss from continuing operations before income taxes                (5,165)            (118)           (18,287)            (2,595)

Income tax benefit                                                     --              200                 --                200
                                                            -------------    -------------      -------------      -------------

      (Loss) Income from continuing operations                     (5,165)              82            (18,287)            (2,395)

  Loss from discontinued operations                                    --               --                 --               (331)
                                                            -------------    -------------      -------------      -------------

        Net (Loss) Income                                   $      (5,165)   $          82      $     (18,287)     $      (2,726)
                                                            =============    =============      =============      =============

Net (loss) income per common share - basic and diluted:

  (Loss) Income from continuing operations                  $       (0.04)   $        0.00      $       (0.18)     $       (0.03)
  Loss from discontinued operations                                    --               --                 --                 --
                                                            -------------    -------------      -------------      -------------
Net (loss) income per common share- basic and diluted       $       (0.04)   $        0.00      $       (0.18)     $       (0.03)
                                                            =============    =============      =============      =============

Weighted average shares outstanding - basic and diluted       119,189,466       86,941,108         99,134,790         80,533,324
                                                            =============    =============      =============      =============

    RECONCILIATION OF NET LOSS TO EBITDA FROM CONTINUING OPERATIONS WITH AND
                       WITHOUT THE WRITE-DOWN OF GOODWILL

                                                           FOR THE THREE MONTHS                        FOR THE TWELVE MONTHS
                                                              ENDED DECEMBER 31,                         ENDED DECEMBER 31,
                                                         2003                  2002                 2003                    2002
                                                       --------              --------             --------                --------
Net (Loss) Income                                      $ (5,165)             $     82             $(18,287)               $ (2,726)
Loss from discontinued operations                            --                    --                   --                    (331)
                                                       --------              --------             --------                --------
Net (Loss) Income excluding discontinued operations      (5,165)                   82              (18,287)                 (2,395)
Add back:
  Interest                                                  359                   300                1,508                   1,141
  Income taxes                                               --                  (200)                  --                     200
  Depreciation                                              838                   644                2,900                   2,730
  Amortization of intangibles                               629                   144                1,317                     592
  Amortization of deferred compensation                     193                   253                  780                   1,173
                                                       --------              --------             --------                --------
EBITDA from continuing operations                        (3,146)                1,223              (11,782)                  3,441
  Write-down of goodwill                                     --                    --               10,930                      --
EBITDA from continuing operations, without the
                                                       --------              --------             --------                --------
    write-down of goodwill                             $ (3,146)             $  1,223             $   (852)               $  3,441
                                                       ========              ========             ========                ========

                       SELECTED BALANCE SHEET ITEMS

                                                      December 31, 2003               December 31, 2002
                                                      -----------------               -----------------
Cash and cash equivalents                                 $ 7,654                           $ 1,294
Restricted cash                                             2,290                               300
Inventories                                                 8,727                             4,733
Accounts receivable, net                                   13,620                            10,909
Total current assets                                       33,294                            17,917
Goodwill and other intangibles, net                        23,536                            16,356
Total assets                                               63,252                            39,835
Line of credit                                                 --                               800
Current portion of accrued costs of MCK acquisition         4,464                                --
Total current liabilities                                  20,557                            16,068
Total liabilities                                          29,659                            22,201
Total shareholders' equity                                $33,593                           $17,634
Working capital                                           $12,737                           $ 1,849
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